SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934

Filed by the Registrant  [X]

Check the Appropriate Box

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement



                      Tech/Ops Sevcon, Inc.
----------------------------------------------------------------
        (Name of Registrant as Specified in its Charter


Payment of Filing Fee (Check the appropriate box)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14(a)-6(i)(1),
     14(a)-6(i)(2) or Item 22(a)(2) of Schedule 14A.

                         TECH/OPS SEVCON, INC.

             ONE BEACON STREET, BOSTON, MASSACHUSETTS 02108
                      TELEPHONE (617) 523-2030

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     Notice is hereby given that the annual meeting of the stock-holders of Tech/Ops Sevcon, Inc., a Delaware corporation, will be held at the offices of Palmer & Dodge, 24th Floor, One Beacon Street, Boston, Massachusetts, at 5:00 p.m. on Wednesday, January 22, 1997 for the following purposes:

1. To elect three directors to hold office for a term of three years and one director to hold office for a term of one year.

2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on De-cember 12, 1996 are entitled to notice of the meeting or to vote thereat.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU AT-TEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                               By order of the Board of Directors

                                        David R. Pokross, Jr.
                                             Secretary



Dated  December 27, 1996

                         PROXY STATEMENT

          Approximate Date of Mailing  December 27, 1996

          INFORMATION CONCERNING THE PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Tech/Ops Sevcon, Inc. (the "Company") for use at the annual meeting of stockholders of the Company to be held on January 22, 1997 at 5:00 p.m. at the offices of Palmer & Dodge, 24th Floor, One Beacon Street, Boston, Massachusetts, or any adjournments or postponements thereof. It is subject to revocation at any time prior to the exercise thereof by giving written notice to the Company, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by the Company. Such solicitation will be made by mail and in addition may be made by the officers and employees of the Company personally or by telephone or telegram. Forms of proxies and proxy material may also be distributed, at the expense of the Company, through brokers, custodians and other similar parties to the beneficial owners of the Common Stock.

     On December 12, 1996, the Company had outstanding 3,089,532 shares of Common Stock, $.10 par value, which is its only class of voting stock, held of record by approximately 600 holders. Stockholders of record at the close of business on December 12, 1996 will be entitled to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his name on the record date. The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the four nominees as directors.


                 BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table provides information as to the the Company's Common Stock as of December 12, 1996 by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) the Chief Executive Officer of the Company, and (iii) all current executive officers and directors of the Company as a group. Beneficial ownership by individual directors is shown in the table on pages 2, 3, and 4 below.

                                         Amount
Name and Address                      Beneficially            Percent
of Beneficial Owner                     Owned (1)            of Class
-------------------                   ------------           --------
Dr. Marvin G. Schorr. . . . . . . . . . 354,338                 11.6%
  Tech/Ops Corporation
  One Beacon Street
  Boston, MA 02108

Bernard F. Start . . .. . . . . . . . . 236,360(2)               7.7%
  Tech/Ops Sevcon, Inc.
  One Beacon Street
  Boston, MA 02108

Dimensional Fund Advisors, Inc. . . ..  193,200(3)               6.4%
  1299 Ocean Avenue, Suite 650
  Santa Monica, CA 90401


All current executive officers and
  directors as a group (8 persons). . . 820,903(4)              26.4%
----------------------

(1) Unless otherwise indicated, each owner has sole voting and investment power with respect to the shares listed.

(2) Includes 10,000 shares subject to stock options exer-cisable within sixty days.

(3) As reported in on Schedule 13G filed with the Secur-ities and Exchange Commission on February 7, 1996..

(4) Includes 20,000 shares subject to stock options exer-cisable within sixty days



                       ELECTION OF DIRECTORS

The Company's Board of Directors has fixed the number of directors at eight. Members of the Board of Directors are divided into three classes serving staggered three-year terms. The term of three of the Company's current directors, Paul B. Rosenberg, Herbert Roth, Jr., and Bernard F. Start, expires at the annual meeting. They are the Board's nominees for re-election to a three-year term by the stockholders at the annual meeting. In addition, the Board has increased the number of directors and nominated David R. Steadman for election to a one-year term. The Company is not presently aware of any reason that would prevent any nominee from serving as a director if he is elected. If a nominee should become unavailable for elec-tion, the proxies will be voted for another nominee selected by the Board.

Pursuant to the Company's by-laws, directors will be elected by a plurality of the votes properly cast at the annual meeting. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and will not affect the outcome of the election. A "broker non-vote" occurs when a broker holding a customer's shares indicates on the proxy that the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter.

The following table contains information on the four nominees for election at the annual meeting and each other person whose term of office as a director will continue after the meeting. The nominees for election at the meeting are indicated by an asterisk.

                                                          Number
                                          Has Been a   of Common
                                           Director    Shares of
                                            of the   the Company
                                                           Owned
                                            Company    Benefici-
                            Business       or its Pre-  -ally on
                           Experience        decessor    Dec. 12
                           During Past      Tech/Ops,   1996 and
                Term     Five Years and       Inc.    Percent of
Name          Expires   Other Directorships   Since    Class (1)
----          -------   -------------------   -----     --------
Milton. C.    1999     Director, and until     1974       40,000
 Lauenstein (2)        September 1996, Chairman           (1.6%)
  Age -- 70            of the Board of Tele-
                       quip Corporation, Hollis
                       N.H., a closely-held
                       electronics manufact-
                       urer.  Mr. Lauenstein
                       is also a director of
                       Helix Technology Corp-
                       oration, Waltham, Mass.,
                       a manufacturer of
                       cryogenic equipment.

Harold C.      1998    Oscar Gruss & Son, New  1959       10,200
 Mayer Jr. (3)         York, N.Y., investments,           (0.3%)
  Age -- 72            since December 1990.
                       Previously a partner
                       of Silberberg, Rosen-
                       thal & Company, New
                       York, N.Y. investments.

                                 3

* Paul B.       1997  Treasurer of the Comp-   1988       83,80
 Rosenberg (2)        any since 1988.  Mr.                (2.7%)
  Age -- 64           Rosenberg is President
                      of Tech/Ops Corporation,
                      Boston, Mass., a cons-
                      ulting firm, and is a
                      director of Panatech
                      Research & Development
                      Corporation, Albuquerque,
                      N.M., a diversified manu-
                      facturing and service
                      company, and Landauer,
                      Inc., Glenwood, Ill., a
                      provider of personnel
                      dosimetry services.

* Herbert Roth, 1997  Until June 1985, chief   1971       31,000
   Jr. (2) (3)        executive officer of                (1.0%)
  Age -- 68           LFE Corp., Waltham,
                      Mass., a manufacturer
                      of equipment and systems
                      for traffic and indust-
                      rial process control.
                      Mr. Roth is a director
                      of Boston Edison Company,
                      Boston, Mass., a public
                      utility;  Phoenix Life
                      Insurance Company;
                      Phoenix Total Return
                      Fund, Inc., a mutual
                      fund; Mark IV Industries,
                      Inc., a diversified man-
                      ufacturing concern;, and
                      Landauer, Inc., Glenwood,
                      Ill., a provider of pers-
                      onnel dosimetry services.

Dr. Marvin G.   1998  Chairman of the Comp-    1951      354,338
 Schorr (3)           any's Board of Direct-             (11.6%)
  Age -- 71           ors since January 1988.
                      Previously Chairman of
                      the Board of Directors
                      of Tech/Ops, Inc., the
                      Company's predecessor.
                      Dr. Schorr is Chairman of
                      Landauer, Inc., Glenwood,
                      Illinois, a provider of
                      personnel dosimetry serv-
                      ices, Chairman of
                      Helix Technology Corpor-
                      ation, Mansfield, Mass.,
                      a manufacturer of
                      cryogenic equipment,
                                  4

                      and Chairman of Tech/Ops
                      Corporation, Boston, Mass.,
                      a consulting firm.

* David R.       n/a  President of Atlantic    n/a           0
   Steadman           Management Associates,
    Age -- 59         a management services
                      firm, since 1988.  From
                      1990 to 1994, Mr. Stead-
                      man served as President
                      and Chief Executive Off-
                      icer of Integra, a hotel
                      and restaurant company.
                      Mr. Steadman is Chairman
                      of the Board of Technology
                      Service Group, Inc., a man-
                      ufacturer of high technol-
                      ogy pay telephone compon-
                      ents, Wahlco Environmental
                      Systems, Inc., an envirnon-
                      mental equipent and service
                      company, and Telequip Corp-
                      oration, a closely-held
                      electronics manufacturer.
                      Mrs. Steadman is also a dir-
                      ector of Aavid Thermal
                      Technologies, Inc., a manu-
                      facturer of thermal manage-
                      ment products, Kurzweil
                      Applied Intelligence, Inc.,
                      a voice recognition software
                      company, and Vitronics Corp-
                      oration, a manufacturer of
                      reflow soldering ovens.

* Bernard F.    1997  President and Chief      1988      236,360
   Start              Executive Officer of               (7.7%)
  Age -- 58           the Company since Jan-               (4)
                      uary 1988;  previously
                      Manager of the electr-
                      onic controller busi-
                      ness of Tech/Ops, Inc.,
                      the Company's predecessor.

C. Vincent      1996  Until May 1991, Chair-   1971        8,000
 Vappi (2) (3)        man and Chief Executive             (0.3%)
  Age -- 70           Officer of Vappi & Comp-
                      any, Inc., Cambridge,
                      Mass., a general building
                      contractor.  Mr. Vappi
                      is a director of John
                      Hancock Mutual Life Ins-
                      urance Company, Boston,
                                5

                      Mass.; Boston Safe Deposit
                      and Trust Company, a Mass-
                      achusetts trust company, and
                      its parent, Boston Company;
                      and Landauer, Inc., Glenwood,
                      Illinois, a provider of
                      personnel dosimetry serv-
                      ices.

------------------------------------
     (1) Unless otherwise indicated, each director has sole voting and investment power with respect to the shares listed.

     (2)  Member of the Audit Committee.

     (3)  Member of the Compensation Committee.

(4) Includes 10,000 shares subject to stock options exer-cisable within sixty days.


     During the fiscal year ended September 30, 1996, the Board of Directors held a total of six meetings. During such year, no director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which the director served.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, which met twice during the fiscal year ended September 30, 1996, reviews the scope and results of the external audit, including the audited financial statements, the auditors' compensation and the adequacy of the Company's internal financial controls, and recommends the engagement of the Company's external auditors. The Compensation Committee, which met once last year, reviews and recommends to the Board the annual salary, bonus, stock options, and other benefits of the senior executives. The Board of Directors does not have a nominating committee.



Director Compensation

     Mr. Lauenstein, the Chairman of the Audit Committee, and Mr. Vappi, the Chairman of the Compensation Committee, are each paid $12,000 a year for their services as directors. The other directors (except Mr. Start) are paid $11,000 each. The Company maintains a Directors' Retirement Plan under which a director the sum of whose age and full years of service as a director of the Company and its predecessor Tech/Ops, Inc. on the date of his retirement as a director is not less than 70 is entitled to receive annually a cash retirement benefit. This benefit is equal to a percentage of the annual base directors' fee in effect at the date of his retirement determined by multiplying the number of his full years of service as a director by 2, but not exceeding 50%. The director's spouse is entitled after his death, if she survives him, to receive for her life an annual benefit equal to one-half of that amount.

     For a period ending December 31, 1998, the Company has agreed to pay the consulting business owned by Mr. Rosenberg and Dr. Schorr $100,000 per year. Of this amount, $30,000 is intended to be paid to Mr. Rosenberg as compensation and $70,000 will be applied toward the expenses of maintaining an office and support facilities for the Company's corporate office and for Mr. Rosenberg and Dr. Schorr. Dr. Schorr will receive no compensation from this payment.




                       EXECUTIVE COMPENSATION

     The following tables provide information concerning the compensation of the President and Chief Executive Officer of the Company for services during each of the last three completed fiscal years and the value of unexercised stock options at the end of such year. Mr. Start is the only executive officer of the Company whose total salary and bonus in the most recent fiscal year exceeds $100,000.


Summary Compensation Table

                                    Fiscal  Annual Compensation
                                     Year     Salary     Bonus
                                     ----     ------     -----
Bernard F. Start.................... 1995    $242,500   $50,000
  President &                        1995     229,800    85,000
  Chief Executive Officer            1994     210,150    50,000


Fiscal Year-End Option Information

                                  Number of         Value of
                                 Unexercised     Unexercised In-
                                   Options     the-Money Options
                                 at 9/30/96        at 9/30/96
    Name                     (All exercisable) (All exercisable)
    ----                      ---------------   ---------------
Bernard F. Start.............      10,000           $133,000

     Mr. Start did not exercise any stock options and the Company did not grant him any options during the last fiscal year.


Retirement Plan.

    Mr. Start participates in the Company's Retirement Plan, a defined benefit plan under which benefits are based upon the average of the annual rates of base salary in effect as of October 1 of each year for the period of five consecutive years which produces the highest such average and also based upon years of service as set forth below. U. S. tax law places limitations on the aggregate amount payable to an individual under qualified retirement plans.

     The following table sets forth information concerning the annual benefits payable pursuant to the Retirement Plan on a straight-life annuity basis upon retirement at age 65 for specified compensation levels (assuming continuation of 1996 fiscal base salary) and years of service classifications. Benefits under the Retirement Plan are computed solely on the base salary of participants, exclusive of bonuses, incentive and other compensation. Benefits under the Retirement Plan are reduced on account of Social Security entitlement on the basis of the Internal Revenue Service permitted disparity rules.

                           Pension Plan Table

   Average Annual Earnings   Estimated Annual Pension Based on
           on which              Years of Service Indicated
          Retirement         ---------------------------------
     Benefits are Based   15 years  20 years  25 years  30 years
   ---------------------  --------  --------  --------  --------
       $  150,000         $ 35,600  $ 48,700  $ 61,800  $ 74,900
          175,000           42,100    57,400    72,800    88,100
          200,000           48,700    66,200    83,700   101,200
          225,000           55,300    74,900    94,600   114,300
          250,000           61,800    83,700   105,600   127,400
          275,000           68,400    92,400   116,500   140,600
          300,000           74,900   101,200   127,500   150,000

     Credited years of service at September 30, 1996 were 18 for Mr. Start. Credited years of service at age 65 would be 26 for Mr.
Start.

Change in Control Agreement.

     Mr. Start is party to an agreement providing that in the event of termination of employment within two years following a Change in Control of the Company (as defined), not approved by the Company's Board of Directors, by the Company other than for cause, disability or retirement, or by Mr. Start for Good Reason (which includes a good faith determination by him that due to the Change in Control he is not or believes he will not be able effectively to discharge his duties), Mr. Start will become entitled to two years' base salary and average bonuses determined in accordance with the agreement, and certain other benefits, subject to a limitation on total benefits which conforms to the limitation on their deductibility imposed by the federal tax laws. This agreement extends through September 30, 1997 and thereafter from year to year unless terminated by the Company.



                    COMPENSATION COMMITTEE REPORT

     The Company's compensation program is designed to motivate and retain employees by encouraging and rewarding performance. The program is administered by the Compensation Committee of the Board of Directors (the "Committee"), consisting of three independent directors who are not employees of the Company. The Committee regularly reviews and approves generally all compensation and fringe benefit programs of the Company, and also reviews and determines the base salary and incentive compensation of the executive officer named above, as well as stock option grants to all employees. All compensation actions taken by the Committee are reported to the full Board of Directors, which, excluding employee directors, approves the actions of the Committee. The Committee also reviews and makes recommendations to the Board on policies and programs for the development of management personnel, as well as management structure and organization. The Committee administers the Company's Equity Incentive Plan.

     The Company believes that stock options are an important incentive to motivate executive officers and other key employees for improved long-term performance of the Company. The Company considers stock ownership, options currently held and options previously granted when granting options although there are no specific levels of ownership for such grants.

     The Committee believes that the combination of salary and incentive compensation is the best method for compensating its executive officers and senior managers to promote uniform excellence, long-term commitment and team performance. Management salaries are determined based upon individual performance, level of responsibility and experience. The Committee reviews these salaries annually and measures them against compensation data obtained from published compensation surveys and surveys that the Committee makes of a group of peer companies. The Committee believes that the salaries of the Company's executive officers are in the mid-range of these surveys. The peer companies are generally of about the same size as the Company and are in technical, rather than consumer or distribution fields. The peer companies may include some of the companies included in the AMEX HiTech Sector Index used in the Performance Graph. The Company believes that its competitors for executive talent are not necessarily companies which engage in the same business as the Company and, therefore, the companies used for comparative compensation purposes differ from the companies included in the AMEX HiTech Sector Index.

     The recommended base salary and incentive compensation award for the President is determined each year by the Committee based upon its subjective assessment of the overall financial performance of the Company and the performance of the President relative to corporate objectives and other factors. Mr. Start's base salary during fiscal 1996 increased 5.5% to $242,500 from fiscal 1995. The increase in Mr. Start's base salary related to the level of responsibility and accountability of the Chief Executive Officer, as well as external factors such as inflation and base salary levels in comparable companies. The bonus awarded to Mr. Start was determined based on performance relative to budgeted operating income, growth in earnings per share, the total return to shareholders of the Company relative to the AMEX Market Value Index and individual performance relative to stated objectives. Each of these financial measures, none of which were accorded a predetermined weighting, was met or exceeded, and Mr. Start achieved substantially all of the personal objectives established by the Board of Directors during fiscal 1996.

     No stock options under the Company's Equity Incentive Plan were granted during the last fiscal year.


                           Members of the Compensation Committee

                                     Herbert Roth, Jr.
                                     Harold C. Mayer, Jr.
                                     C. Vincent Vappi, Chairman

                          PERFORMANCE GRAPH

     The following graph compares the cumulative total return (change in stock price plus reinvested dividends) assuming $100 invested in the Common Stock of the Company, in the American Stock Exchange ("AMEX") Market Value Index, and in the AMEX HiTech Sector Index during the period from September 30, 1991 through September 30, 1996. The comparisons in the following table are historical and are not intended to forecast or be indicative of possible future performance of the Common Stock of the Company.

                          Value of Investment at September 30,
                         ---------------------------------------
                         1991   1992   1993   1994   1995   1996
                         ----   ----   ----   ----   ----   ----
Tech/Ops Sevcon, Inc.   $ 100  $ 127  $ 123  $ 198  $ 308  $ 439
AMEX Market Value Index   100    101    123    122    145    153
AMEX HiTech Sector Index  100     90    107    111    148    188

                               AUDITORS

     Arthur Andersen LLP, One International Place, Boston, Mas-sachusetts, has served as auditors for the Company and its predecessor Tech/Ops, Inc. since the latter was formed, and upon recommendation of the Audit Committee, has been appointed as auditors for the current year. Representatives of Arthur Andersen LLP are expected to be present at the meeting with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                  DEADLINE FOR STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy materials for the 1998 annual meeting, it must be received by the Company at One Beacon Street, Boston, Massachusetts 02108, Attention: Treasurer, no later than August 22, 1997.


                    ADVANCE NOTICE PROVISIONS FOR
                STOCKHOLDER PROPOSALS AND NOMINATIONS

     The by-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Secretary or other specified officer of the Company not less than 50 days nor more than 75 days prior to the meeting. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. If the annual meeting is scheduled for a date other than the fourth

Wednesday in January and notice thereof is mailed to stockholders or publicly disclosed less than 65 days in advance, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever occurs first.

                           OTHER BUSINESS

	The Board of Directors does not know of any business which will come before the meeting except the matters described in the notice.
If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.


Dated  December 27, 1996

(FORM OF PROXY CARD)                                  Appendix A

                       TECH/OPS SEVCON, INC.

Proxy Solicited by the Board of Directors for Annual Meeting of
              Stockholders to be held January 22, 1997

     The undersigned appoints Marvin G. Schorr, Paul B. Rosenberg and David R. Pokross, Jr. and each of them, the attorneys and proxies of the undersigned, with power of substitution, to vote all the shares of Tech/Ops Sevcon, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held January 22, 1997 at the offices of Palmer & Dodge, 24th Floor, One Beacon Street, Boston, Massachusetts at 5:00 p. m. and at any adjournments thereof.


         Please complete, sign and date on reverse side and mail in enclosed envelope

----------------------------------------------------------------
_____
\    \ Please mark
\  X \ votes as in
\____\ this example

This proxy will be voted FOR all nominees for Director below if no contrary instructions are given.

1. ELECTION OF DIRECTORS

Nominees: For three-year terms:   Rosenberg, Roth, Start
          For a one-year term:    Steadman

For All       Withheld from
Nominees      all nominees
  \__\           \__\

\__\_______________________
For all nominees except as              MARK HERE FOR ADDRESS
       noted above                      CHANGE AND NOTE AT LEFT

                                               \___\



                            This proxy should be signed by the
                            registered holder.  Where stock is
                            registered in the names of more than
                            one person, all such persons should
                            sign.  When signing as executors,
                            administrators, trustees, guardians,
                            etc. please indicate your title
                            as such.

                            Signature___________  Date________

                            Signature___________  Date________